Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Solid Results for Fiscal 2009 Third Quarter

•                  Grew same store sales by 2.6%

•                  GAAP net earnings up 7% to $31 million; $0.17 earnings per share

•                  Adjusted net earnings up 23% to $30 million; $0.16 earnings per share

•                  Adjusted EBITDA up 6% to $95 million

•                  Reduced long term debt by $30 million

DENTON, Texas, July 30, 2009 – Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the third quarter ended June 30, 2009.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2009 third quarter were $673.3 million, a decline of 0.5% from the fiscal 2008 third quarter, and include a negative impact from foreign currency exchange of $21.9 million, or 3.2 % of sales.  Same store sales (1) in the fiscal 2009 third quarter grew 2.6% from the fiscal 2008 third quarter.  Fiscal 2009 third quarter GAAP net earnings were $31.5 million, growth of 7.3% from the fiscal 2008 third quarter.  GAAP diluted earnings per share were $0.17 compared to $0.16 in the fiscal 2008 third quarter.  Fiscal 2009 third quarter adjusted net earnings, a non-GAAP measure, were $30.0 million, an increase of 22.5% over the fiscal 2008 third quarter.  Adjusted earnings per share were $0.16, growth of 23.1% when compared to $0.13 adjusted earnings per share in the fiscal 2008 third quarter.   In the fiscal 2009 third quarter capital expenditures were $9.5 million.  Total store count at the end of fiscal 2009 third quarter was 3,821, an increase over fiscal 2008 third quarter of 105 stores, or growth of 2.8%.

“We are pleased with our third quarter performance as we once again delivered solid financial results. Consolidated same store sales grew 2.6% and gross profit, as a percent of sales, expanded 60 basis points for the quarter and year-to-date,” stated Gary Winterhalter, President and Chief Executive Officer.  “We remain confident in our ability to generate cash and were able to pay down an additional $30 million of long-term debt during the quarter.   We believe we are well positioned to execute our long-term strategy of growing the Company both organically and through potential acquisitions while at the same time continue to strengthen our balance sheet.”

FISCAL 2009 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2009 third quarter, consolidated net sales were $673.3 million, a decline of 0.5% over the fiscal 2008 third quarter of $676.8 million, and include a negative impact from foreign currency exchange of $21.9 million, or 3.2% of sales.  Positive same store sales growth of 2.6% and the addition of new stores and acquisitions partially offset the unfavorable impact of foreign currency exchange.

Gross Profit:  Consolidated gross profit for the fiscal 2009 third quarter was $317.8 million, an increase of 0.9% over gross profit of $315.1 million for the fiscal 2008 third quarter.   Consolidated gross profit as a percentage of net sales was 47.2%, a 60 basis point improvement from the fiscal 2008 third quarter.

Selling, General and Administrative Expenses:  For the fiscal 2009 third quarter, selling, general and administrative (SG&A) expenses were $224.0 million, or 33.3% of sales, a 20 basis point decrease over the fiscal 2008 third quarter metric of 33.5% of sales and total SG&A of $226.7 million.  SG&A expenses in the BSG segment were down year-over-year as a result of cost control measures.  Unallocated corporate expenses were $18.6 million for the fiscal 2009 third quarter, up $1.8 million over fiscal 2008 third quarter partially due to higher payroll related costs and professional fees.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2009 third quarter was $31.1 million and included $2.5 million in non-cash credits for the mark-to-market change in the fair value of the Company’s interest rate swap transactions.  Fiscal 2008 third quarter interest expense was $29.9 million and included $7.6 million in non-cash credits for the mark-to-market change in the fair value of the Company’s interest rate swap transactions.

Provision for Income Taxes:  Income taxes were $19.7 million for the fiscal 2009 third quarter versus $17.3 million in the fiscal 2008 third quarter.  The Company’s effective tax rate for the fiscal 2009 third quarter was approximately 38.5% compared to 37.1% for the fiscal 2008 third quarter.  The increase in tax rate for the fiscal 2009 third quarter and year-to-date is primarily due to lower international earnings than the comparable fiscal 2008 period.

Net Earnings and Diluted Net Earnings Per Share (EPS):  For the fiscal 2009 third quarter, adjusted net earnings (a non-GAAP measure) increased by 22.5% to $30.0 million, or $0.16 earnings per diluted share, after adjusting for $1.5 million, or approximately $0.01 per diluted share, in after-tax non-cash interest credits from changes in the fair value of the Company’s mark-to-market interest rate swaps.  For the fiscal 2008 third quarter, adjusted net earnings were $24.5 million, or $0.13 per diluted share, after adjusting for $4.9 million, or approximately $0.03 per diluted share, in after-tax non-cash interest credits from changes in the fair value of the mark-to-market interest rate swaps.  On a GAAP basis, net earnings for the fiscal 2009 third quarter grew 7.3% to $31.5 million, or $0.17 per diluted share, compared to $29.4 million, or $0.16 per diluted share, for the fiscal 2008 third quarter.

Adjusted (Non-GAAP) EBITDA:  Adjusted EBITDA for the fiscal 2009 third quarter was $95.5 million, an increase of 6.2% from $89.9 million for the fiscal 2008 third quarter.  This increase was primarily a result of improved gross margin and lower operating and selling, general and administrative expenses.

Note: A detailed table reconciling fiscal 2009 third quarter and fiscal 2008 third quarter GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2009, were $105.9 million.  The Company’s asset-based loan revolving credit facility began the fiscal 2009 third quarter at zero outstanding borrowings and ended the quarter unchanged.

Total debt as of June 30, 2009 was $1.7 billion. The Company paid down an additional $30 million in long term debt during the quarter.

Capital expenditures in the fiscal 2009 third quarter were $9.5 million.  The Company expects to end the fiscal year 2009 with capital expenditure in the range of $37 million to $39 million versus previous projections of $35 million to $40 million.

Inventories as of June 30, 2009 were $559.6 million, a decrease of $50.7 million from June 30, 2008.   On a sequential basis, fiscal 2009 third quarter versus the fiscal 2009 second quarter, inventory increased $20.7 million.

Business Segment Results:

Sally Beauty Supply

Fiscal 2009 Third Quarter Results for Sally Beauty Supply

Net sales were $434.7 million, up 1.6% from $428.0 million in the fiscal 2008 third quarter.  The year-over-year increase in net sales was positively impacted by revenue growth from new store openings of 1.6% and from acquisitions of 1.2%.  Same store sales were up 3.2% over the fiscal 2008 third quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $16.8 million, or 3.9% of sales.  Gross margin at Sally Beauty Supply for the fiscal 2009 third quarter was 51.7%, up 70 basis points from 51.0% in the fiscal 2008 third quarter. This margin expansion is primarily the result of a shift in product and customer mix, recent marketing efforts, and low-cost sourcing initiatives.

Segment operating earnings for the fiscal 2009 third quarter were $76.7 million, or 17.7% of net sales, compared to $73.0 million, or 17.1% of net sales in the fiscal 2008 third quarter.  Sally segment operating earnings increased by 5.1% over fiscal 2008 third quarter primarily due to growth in same store sales, gross margin improvement and lower SG&A expenditures.

Sally Beauty Supply ended its fiscal 2009 third quarter with 2,879 Sally Beauty Supply stores, an increase of 2.8%, or 78 stores over the fiscal 2008 third quarter.

Beauty Systems Group

Fiscal 2009 Third Quarter Results for Beauty Systems Group

Net sales for BSG were $238.6 million, a decrease of 4.1% from the fiscal 2008 third quarter total of $248.9 million.  Net sales were positively impacted by revenue growth from new store openings of 0.8% and from acquisitions of 0.5%.  Same store sales were up 0.6% over the fiscal 2008 third quarter.  Unfavorable foreign currency exchange of $5.1 million or 2.0% of sales and softness in the franchise business and the BSG sales consultant business had a negative impact on net sales.

BSG gross margins were 39.0% of net sales in the fiscal 2009 third quarter.  Gross margins were up 90 basis points sequentially from the fiscal 2009 second quarter; and flat versus the fiscal 2008 third quarter.

Segment operating earnings were $25.6 million in the fiscal 2009 third quarter, up 17.4% from $21.8 million in the fiscal 2008 third quarter.  Included in the fiscal 2008 third quarter total was $1.6 million in warehouse optimization expense that did not occur in the fiscal 2009 third quarter.  Segment operating margins increased by 190 basis points to 10.7% of sales from 8.8% in the fiscal 2008 third quarter. Continued operating margin improvement reflects the Company’s on-going cost reduction initiatives and savings realized from the warehouse optimization project.

The BSG segment ended the fiscal 2009 third quarter with 942 stores, including 163 franchise locations, a year-over-year increase of 3.0% or 27 stores versus the fiscal 2008 third quarter.

(1) Sally Beauty Holdings has historically reported, and continues to report, same store sales in constant currency to minimize the fluctuations of foreign currency exchange rates.   Net sales as reported include the impact of foreign currency exchange rates.  As we announced in November 2008, we began reporting sales from the Sally Beauty Supply Internet website in same store sales beginning with the fiscal 2009 first quarter.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8960 (International:  612-332-0530).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of this call will be available at about 12:00 p.m. (Central) July 30, 2009 through August 6, 2009 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the access code 108851. Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,800 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2009	2008	% CHG	2009	2008	% CHG

Net sales	$673,337	$676,830	-0.5%	$1,960,424	$1,975,963	-0.8%
Cost of products sold and distribution expenses	355,492	361,764	-1.7%	1,036,923	1,056,304	-1.8%
Gross profit	317,845	315,066	0.9%	923,501	919,659	0.4%
Selling, general and administrative expenses (1)	223,982	226,673	-1.2%	667,930	672,303	-0.7%
Depreciation and amortization	11,642	11,806	-1.4%	34,860	35,379	-1.5%
Operating earnings	82,221	76,587	7.4%	220,711	211,977	4.1%
Interest expense, net (2) (3)	31,050	29,889	3.9%	102,692	124,015	-17.2%
Earnings before provision for income taxes	51,171	46,698	9.6%	118,019	87,962	34.2%
Provision for income taxes	19,682	17,339	13.5%	45,876	31,864	44.0%
Net earnings	$31,489	$29,359	7.3%	$72,143	$56,098	28.6%

Net earnings per share:
Basic	$0.17	$0.16	6.3%	$0.40	$0.31	29.0%
Diluted	$0.17	$0.16	6.3%	$0.39	$0.31	25.8%

Weighted average shares:
Basic	181,715	181,268		181,658	181,132
Diluted	183,748	182,837		183,183	182,775

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	51.7%	51.0%	70	51.9%	51.2%	70
BSG Segment Gross Profit Margin	39.0%	39.0%	0	38.6%	38.6%	0
Consolidated Gross Profit Margin	47.2%	46.6%	60	47.1%	46.5%	60
Selling, general and administrative expenses	33.3%	33.5%	(20)	34.1%	34.0%	10
Operating Margin	12.2%	11.3%	90	11.3%	10.7%	60
Net Earnings Margin	4.7%	4.3%	40	3.7%	2.8%	90

Effective Tax Rate	38.5%	37.1%	140	38.9%	36.2%	270

(1)  Selling, general and administrative expenses include share-based compensation expense of $1.6 million and $1.5 million for the three months ended June 30, 2009 and 2008; and $6.8 million and $8.7 million for the nine months ended June 30, 2009 and 2008, respectively.

(2)  Interest expense, net of interest income of $0.1 million and $0.2 million, includes non-cash income from marked-to-market adjustments for certain interest rate swaps of $2.5 million and $7.6 million for the three months ended June 30, 2009 and 2008, respectively.

(3)  Interest expense, net of interest income of $0.3 million and $0.6 million, includes non-cash income from marked-to-market adjustments for certain interest rate swaps of $1.7 million and non-cash expense of $6.6 million for the nine months ended June 30, 2009 and 2008, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2009	2008 (1)	% CHG	2009	2008 (1)	% CHG
Net sales:
Sally Beauty Supply	$434,732	$427,965	1.6%	$1,257,607	$1,243,594	1.1%
Beauty Systems Group	238,605	248,865	-4.1%	702,817	732,369	-4.0%
Total net sales	$673,337	$676,830	-0.5%	$1,960,424	$1,975,963	-0.8%

Operating earnings:
Sally Beauty Supply	$76,748	$73,021	5.1%	$212,413	$212,665	-0.1%
Beauty Systems Group	25,632	21,827	17.4%	66,227	60,799	8.9%
Segment operating earnings	$102,380	$94,848	7.9%	$278,640	$273,464	1.9%

Unallocated corporate expenses (2)	(18,555)	(16,754)	10.7%	(51,130)	(52,770)	-3.1%
Share-based compensation	(1,604)	(1,507)	6.4%	(6,799)	(8,717)	-22.0%
Interest expense, net of interest income	(31,050)	(29,889)	3.9%	(102,692)	(124,015)	-17.2%
Earnings before provision for income taxes	$51,171	$46,698	9.6%	$118,019	$87,962	34.2%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.7%	17.1%	60	16.9%	17.1%	(20)
Beauty Systems Group	10.7%	8.8%	190	9.4%	8.3%	110
Consolidated operating profit margin	12.2%	11.3%	90	11.3%	10.7%	60

(1)   Certain amounts for prior periods have been reclassified to conform to the current year presentation.

(2)   Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2009	2008	% CHG	2009	2008	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$31,489	$29,359	7.3%	$72,143	$56,098	28.6%
Add:
Depreciation and amortization	11,642	11,806	-1.4%	34,860	35,379	-1.5%
Share-based compensation (1)	1,604	1,507	6.4%	6,799	8,717	-22.0%
Interest expense, net of interest income (2) (3)	31,050	29,889	3.9%	102,692	124,015	-17.2%
Provision for income taxes	19,682	17,339	13.5%	45,876	31,864	44.0%
Adjusted EBITDA (Non-GAAP)	$95,467	$89,900	6.2%	$262,370	$256,073	2.5%

Net earnings (per GAAP)	$31,489	$29,359		$72,143	$56,098
Add (Less):
Marked-to-market adjustment for certain interest rate swaps	(2,507)	(7,626)	-67.1%	(1,714)	6,634	-125.8%
Tax provisions for the marked-to-market adjustment (4)	1,003	2,745	-63.5%	686	(2,388)	-128.7%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$29,985	$24,478	22.5%	$71,115	$60,344	17.8%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.17	$0.14	21.4%	$0.39	$0.33	18.2%
Diluted	$0.16	$0.13	23.1%	$0.39	$0.33	18.2%

Weighted average shares:
Basic	181,715	181,268		181,658	181,132
Diluted	183,748	182,837		183,183	182,775

(1)  Share-based compensation for the nine months ended June 30, 2009 and 2008 includes $2.0 million and $3.1 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)  Interest expense, net of interest income of $0.1 million and $0.2 million, includes non-cash income from marked-to-market adjustments for certain interest rate swaps of $2.5 million and $7.6 million for the three months ended June 30, 2009 and 2008, respectively.

(3)  Interest expense, net of interest income of $0.3 million and $0.6 million, includes non-cash income from marked-to-market adjustments for certain interest rate swaps of $1.7 million and non-cash expense of $6.6 million for the nine months ended June 30, 2009 and 2008, respectively.

(4)  The tax provisions for the marked-to-market adjustments were calculated using an effective tax rate of 40.0% for the three and nine-month periods ended June 30, 2009 and 36.0% for the three and nine-month periods ended June 30, 2008.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2009	2008	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,853	2,776	77
Franchise stores	26	25	1
Total Sally Beauty Supply	2,879	2,801	78
Beauty Systems Group:
Company-operated stores	779	744	35
Franchise stores	163	171	(8)
Total Beauty System Group	942	915	27
Total	3,821	3,716	105

BSG distributor sales consultants (end of period) (1)	931	970	(39)

			Basis Pt Chg
Third quarter company-operated same store sales growth (2)
Sally Beauty Supply	3.2%	2.1%	110
Beauty Systems Group	0.6%	7.2%	(660)
Consolidated	2.6%	3.4%	(80)

(1)  As of fiscal 2009 first quarter the definition of a full-time sales consultant was standardized across BSG and the franchises.  The number of full-time equivalent sales consultants in the franchise business reflects this change for the periods ending June 30, 2009 and 2008.  This change does not impact the results of operation. Distributor sales consultants as reported by franchisees are 298 and 313 as of June 30, 2009 and 2008, respectively.

(2)  Same stores are defined as company-operated stores that have been open for at least 14 months, as of the last day of a month, and includes internet-based sales for the period ended June 30, 2009.  Our internet site has generated sales for at least 14 months and, accordingly, effective as of the fiscal 2009 first quarter, internet-based sales are included in same store sales.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2009	September 30, 2008
Financial condition information (at period end):
Working capital	$420,459	$367,198
Cash and cash equivalents	105,942	99,788
Property and equipment, net	149,096	156,260
Total assets	1,464,897	1,527,023
Total debt, including capital leases	1,697,117	1,825,285
Total stockholders’ (deficit) equity	$(650,695)	$(702,960)

	As of
	June 30, 2009	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$0	Prime + up to 0.5% or LIBOR + 1-1.5%
Senior Term A Loan (1)	105,407	Prime + 1-1.5% or LIBOR + 2-2.5%
Senior Term B Loan (1)	883,449	Prime + 1.25-1.5% or LIBOR + 2.25-2.5%
Other (2)	2,677	4.05% to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,696,533

Debt maturities excluding capital leases
FY2009	$864
FY2010	1,364
FY2011	39,640
FY2012	84,520
FY2013	9,390
Thereafter	1,560,755
Total debt	$1,696,533

(1)  Interest rates on $650.0 million of these loans are fixed by interest rate swaps which expire between November 2009 and May 2012.

(2)  Represents pre-acquisition debt of Pro-Duo, N.V.